Exhibit 5.1

March 8, 2022

Energy Vault Holdings, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 93161

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration by Energy Vault Holdings, Inc., a Delaware corporation (the “Company”), of (i) the issuance of (A) up to an aggregate of up to 9,583,333 shares (the “Public Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) upon the exercise of the Company’s publicly-traded warrants (the “Public Warrants”) by the holders thereof and (B) up to 5,166,666 shares (the “Private Warrant Shares,” and together with the Public Warrant Shares, the “Warrant Shares”) of Common Stock upon exercise of private placement warrants (the “Private Warrants,” and together with the Public Warrants, the “Warrants”) by the holders thereof, all of which are authorized but heretofore unissued shares, (ii) the resale of up to 81,559,750 shares of Common Stock to be offered and sold by the named selling stockholders or their permitted transferees (the “Selling Stockholder Shares”), and (iii) the resale of the Private Warrants to be offered and sold by the named selling securityholders or their permitted transferees., pursuant to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 14, 2021.

In connection with this opinion, we have examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Warrant Shares, Warrants and Selling Stockholder Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares and the Warrants, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock. We have also assumed that at or prior to the time of the delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Act.

Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable, (ii) the Private Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought, and (iii) the Selling Stockholder Shares have been duly authorized and are, or in the case of Private Warrant Shares, when issued and paid for upon exercise of the Private Warrants, in accordance with their terms and subsection (i) of this paragraph, validly issued and are fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP